                                 EXHIBIT 2












_____________________________________________________________________________


                         MERGER AGREEMENT

                           by and among

                         FUTURISTIC, INC.
                         (d/b/a DataNet),

              DAKOTA TELECOMMUNICATIONS GROUP, INC.

                               and

                        DTG DATANET, INC.

                         and joined in by

                  GERY BAAR and DOUGLAS ENGLISH


                         October 10, 1997

_____________________________________________________________________________

                         MERGER AGREEMENT


          THIS MERGER AGREEMENT (the "Agreement") is made as of
October 10,   1997, by and among Dakota Telecommunications Group,
Inc., a Delaware corporation ("DTG"), DTG DataNet, Inc., a South Dakota corporation and wholly owned subsidiary of DTG ("Sub"), and Futuristic, Inc. (d/b/a DataNet), a South Dakota corporation (the "Company"). This Agreement is joined in by Gery Baar and Douglas English, the sole shareholders of the Company (each a "Seller" and collectively the "Sellers"). DTG, Sub, the Company and each Seller are sometimes referred to individually in this Agreement as a "Party" and collectively as the "Parties." Capitalized terms used in this Agreement and not otherwise defined are defined in Article 8 of this Agreement.


                         P R E A M B L E

          The Parties each deem it desirable for the Company to become affiliated with DTG through the merger of Sub with and into the Company (the "Merger") in accordance with the provisions of the South Dakota Business Corporation Act (the "Act") and the terms and conditions of this Agreement. The board of directors and shareholders of the Company have unanimously approved this Agreement and the transactions contemplated hereby (including the Merger).

          Accordingly, the Parties Agree as Follows:


                      Article 1 - The Merger

          Section 1.1. Merger of Sub with and into the Company. Subject to the other conditions set forth in this Agreement, (i) Sub and the Company will be, at the Effective Time, merged into a single surviving corporation, which will be the Company. The Company is sometimes referred to in this Agreement as the "Surviving Corporation." The Surviving Corporation will continue its corporate existence under the name "Futuristic, Inc." and will remain a South Dakota corporation governed by and subject to the laws of that state.

          Section 1.2. Shareholder Approval. This Agreement and the Merger have been approved by the shareholders of the Company and, subject to the satisfaction of the conditions set forth in this Agreement, will prior to the Effective Time be approved by the sole shareholder of Sub in accordance with the applicable laws of the state of South Dakota.

          Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Woods, Fuller, Schultz & Smith, P.C. at 10:00 a.m. local time, on October 24, 1997, or at such other place or time as the Parties may agree or as may be required to allow for the satisfaction of the conditions set forth in Article 5 below. At the Closing, the Parties will cause the Articles of Merger to be filed in accordance with the Act and will take all other lawful actions and do all other lawful things called for by this Agreement or necessary to cause the Merger to become effective and to consummate the transactions contemplated by this Agreement. In addition, at the Closing the Parties will execute such additional agreements, instruments or certificates as are contemplated by this Agreement or as any Party may reasonably require to confirm and effectuate the transactions contemplated by this Agreement.

          Section 1.4.  Effective Time.  The Merger will become
effective at the date and time set forth in the Articles of Merger and related Plan of Merger attached as Exhibit A to this Agreement following the issuance of a Certificate of Merger by the Secretary of the state of South Dakota. The time and date on which the Merger shall becomes effective is referred to in this Agreement as the "Effective Time."

          Section 1.5. Effects of the Merger. The effect of the Merger on Sub and the Company will be as provided in Sections 47-6-9 through 47-6-12, inclusive, of the Act with respect to the merger of two domestic corporations where the surviving corporation will be governed by the laws of the state of South Dakota.

          Section 1.6. Surviving Corporation. Immediately after the Effective Time, the Surviving Corporation will have the following attributes until they are subsequently changed in the manner provided by law: (i) the name of the Surviving Corporation will be "Futuristic, Inc.;" (ii) the articles of incorporation of the Company will be the articles of incorporation of the Surviving Corporation;
(iii) the bylaws of Sub will be the bylaws of the Surviving Corporation; and (iv) the persons who, immediately before the Effective Time, constitute the board of directors and officers of Sub will be the directors and officers, respectively, of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified.

          Section 1.7. Conversion of Shares. As a result of the Merger, at the Effective Time:

           (a) Conversion of Shares. The Shares will be converted into the right to receive an aggregate of 160,000 shares of DTG Common Stock, to be divided among Sellers pro rata based upon their proportionate ownership of the outstanding Shares as of the Effective Time.

          (b) Conversion of Sub Common Stock. Each share of Subs' common stock, no par per share, outstanding immediately before the Effective Time will continue to be outstanding without change and will constitute all of the outstanding capital stock of the Surviving Corporation as of such date.

          (c) Exchange of Share Certificates. Sellers will surrender their outstanding certificates representing the Shares to DTG and shall be entitled to receive in exchange therefor certificates representing the number of shares of DTG Common Stock into which the Shares represented by the certificates so surrendered will have been converted as described above. The holders of Shares outstanding immediately before the Effective Time will have no rights as shareholders of the Company as of the Effective Time and each certificate representing the Shares will represent only the right to receive shares of DTG Common Stock as provided in this Agreement. On and after the Effective Time, there will be no transfer of Shares on the stock books of the Company and ownership of Shares may be transferred only on the stock books of the Surviving Corporation with the consent of DTG. The certificates of DTG Common Stock to be received by Sellers under this Agreement will be issued by DTG's transfer agent as soon as reasonably practicable, but not before DTG Common Stock certificates are generally distributed to DTG's existing stockholders.

          Section 1.8. Conveyances to Surviving Corporation. Each Party hereby agrees that from time to time after the Effective Time, as and when requested by the Surviving Corporation, or by the Surviving Corporation's successors and assigns, it or he will execute and deliver, or cause to be executed and delivered, all such deeds, conveyances, assignments, assurances and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, or the Surviving Corporation's successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, or the Surviving Corporation's successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, interests and assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise carry out the intent and purposes of this Agreement. The directors and officers of the Surviving Corporation will be fully authorized in the name of the Company to take any and all such action contemplated by this Agreement.

     ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE
                 COMPANY

          Sellers and the Company represent and warrant to DTG and Sub as follows:

     Section 2.1. Disclosure Schedule. Within seven days from the date of this Agreement, Sellers will deliver to DTG the Disclosure Schedule, which will include the numbered schedules specifically referred to in this Article 2. The information contained in the Disclosure Schedule will be complete and accurate in all respects, and all documents that are attached to or form a part of the Disclosure Schedule will be true and complete copies of the genuine original documents they purport to represent.

     Section 2.2. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of South Dakota, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification. Copies of the Company's Organizational Documents are attached to Schedule 1 of the Disclosure Schedule. The Company does not have any subsidiaries and, except as disclosed on Schedule 1, does not own or have any right to acquire any equity interest in any other Person.

     Section 2.3. Capitalization of the Company; Ownership. The authorized capital stock of the Company consists of 10,000 shares of common stock, $10.00 par value each, of which 4,000 shares (i.e., the Shares) are issued and outstanding. There are no other authorized classes or series of capital stock or other equity securities of the Company. All of the Shares were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder. There are no outstanding Contracts that require Sellers to sell any Shares or that require the Company to issue or sell any shares of capital stock of the Company or securities convertible into shares of capital stock of the Company. Sellers own, beneficially and of record, all of the Shares free and clear of all Encumbrances.

     Section 2.4. Financial Statements. Copies of the audited financial statements for the Company at and for the fiscal year ended August 31, 1996, and the reviewed financial statements for the Company at and for the fiscal years ended August 31, 1995 and 1994 are attached to Schedule 2 of the Disclosure Schedule (the "Financial Statements"). The Financial Statements shall include the audited financial statements for the Company at and for the fiscal year ended August 31, 1997, which will be delivered to DTG at least three (3) business days prior to the Closing, which in turn shall include the audited balance sheet of the Company at August 31, 1997 (the "Balance Sheet"). Also attached to Schedule 2 are copies of the interim balance sheets and interim statements of income of the Company at and for each month-end during the current fiscal year, each prepared internally by the Company (the "Interim Financial Statements"). The Financial Statements and Interim Financial Statements present fairly the financial condition of the Company at the dates indicated and its results of operations for the periods then ended, all in accordance with GAAP applied on a basis consistent throughout such periods and consistent with prior periods (subject, in the case of the Interim Financial Statement, to normal recurring year-end adjustments, the effect of which will not individually or in the aggregate be materially adverse, and the absence of notes which if presented would not differ materially from those included in the Balance Sheet).

     Section 2.5. Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to DTG, are complete and correct and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate and complete records of all meetings held, and all corporate action taken, by the shareholders or board of directors of the Company (or any committee of the board of directors). As of the Effective Time, all of these books and records will be in the possession of the Company.

     Section 2.6. No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since August 31, 1997, which will not, individually or in the aggregate, materially adversely affect the Company or its business.

     Section 2.7. Taxes. The Company has timely (a) filed all Tax Returns pursuant to applicable Legal Requirements; (b) paid or made proper provision for payment of all Taxes due and payable by it; and
(c) withheld or collected all Taxes required by applicable Legal Requirements and, to the extent required, paid such Taxes to the proper Governmental Body or other Person. The charges, accruals and reserves with respect to the Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. The Company has not signed an extension with any Governmental Body concerning any liability for

Taxes and no open matters exist for any prior periods. There is no proposed tax assessment against the Company and no deficiency has been asserted against the Company as a result of any examination by the IRS or other Governmental Body that has not been paid or finally settled, and no grounds exist for the assertion of any deficiency for any periods that have not been audited by the IRS or other applicable Governmental Body. Copies of the Company's federal, state and local income Tax Returns with supporting schedules filed for the fiscal years ended August 31, 1996, 1995 and 1994 are attached to Schedule 3 of the Disclosure Schedule.

     Section 2.8. No Material Adverse Change; Absence of Restricted Events. Since August 31, 1996: the Company has conducted its operations and affairs only in the Ordinary Course of Business; there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company; and no event has occurred or circumstance exists that may result in such a material adverse change. Except as disclosed on Schedule 4 of the Disclosure Schedule, since August 31, 1996, no Restricted Event has occurred with respect to the Company.



     Section 2.9.  Employees; Labor Relations.

          (a) Schedule 5 of the Disclosure Schedule contains the following information for each employee of the Company (including each employee on leave of absence or layoff status): name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Company's Employee Benefit Plans. To Sellers' Knowledge, no key employee of the Company intends to terminate his or her employment with the Company. Each of the Company's employees is employed on an "at will" basis.

          (b) The Company is not now and has not ever been a party to any collective bargaining or other labor Contract. Since January 1, 1992, there has not been, there is not presently pending or existing and to Sellers' Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding concerning the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity or other labor dispute against or affecting the Company or its premises, and no application for certification of a collective bargaining agent is pending or to Sellers' Knowledge Threatened. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company and no such action is contemplated by the Company. The Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Company is not liable for the payment of any taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     Section 2.10.  Employee Benefit Plans.

          (a) Schedule 6 of the Disclosure Schedule sets forth each Employee Benefit Plan maintained by the Company or covering current or former (including retired) employees of the Company. Copies of all written Employee Benefit Plans and all agreements adopted or other material used in connection with or relating to such Employee Benefit Plans (including descriptions of vacation, separation and other personnel policies) are also attached to Schedule 6.

          (b) The Company has timely performed all of its obligations (including, to the extent applicable, reporting, disclosure, prohibited transaction, IRS qualification and funding obligations) under its Employee Benefit Plans. Each Employee Benefit Plan, and the administration of each Employee Benefit Plan, complies and has complied with all applicable Legal Requirements.

          (c) Neither the Company nor any predecessor or affiliate of the Company has ever established, maintained or contributed to or otherwise participated in, or had an obligation to establish, maintain, contribute to or otherwise participate in, any Multi-Employer Retirement
     Plan.

     Section 2.11. Title to Properties; Encumbrances. Schedule 7 of the Disclosure Schedule contains a list of all real property, leaseholds or other real property interests of the Company. Except as disclosed on Schedule 7, the Company owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) located in or at the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Financial Statements (except for personal property sold since the date of the Balance Sheet or the Interim

Financial Statements, as the case may be, in the Ordinary Course of Business). All properties and assets reflected in the Balance Sheet and the Interim Financial Statements are free and clear of all Encumbrances. All personal property owned by the Company will be in the possession of the Company as of the Effective Time or at such other location as is specified on Schedule 7. All buildings, plants and structures owned or leased by the Company lie wholly within the boundaries of the real property owned or leased by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     Section 2.12. Condition and Sufficiency of Assets. The buildings, plants, structures and equipment owned or used by the Company (a) are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put;
(b) do not need maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost; and
(c) are sufficient for the continued conduct of the Company's business as presently conducted after the Effective Time in substantially the same manner as conducted before the Effective Time.

     Section 2.13. Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Financial Statements or on the accounting records of the Company as of the Effective Time (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid before the Effective Time, the Accounts Receivable are, or will be as of the Effective Time, current and collectible, and each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable.

     Section 2.14. Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Financial
Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items below standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim
Financial Statements. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis.
The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

     Section 2.15. Litigation. Except as set forth on Schedule 8 of the Disclosure Schedule, there is no Proceeding or Order pending against the Company or that otherwise relates to or may affect the business of, or any of the property or assets owned or used by, the Company or that may interfere with the transactions contemplated by this Agreement. To Sellers' Knowledge, no such Proceeding or Order has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such Proceeding or Order.

     Section 2.16. Authorization and Enforceability; No Conflict with Other Instruments or Proceedings.

          (a) Sellers and the Company each have full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Sellers and the Company and is enforceable against Sellers and the Company in accordance with its terms.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) contravene the Organizational Documents or result in a breach of any provision of, or constitute a default under, any Applicable Contract; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to the Company; (iii) result in the imposition of any Tax on DTG, Sub or the Company or accelerate any indebtedness of the Company or increase the rate of interest payable by the Company with respect to any indebtedness; or (iv) result in any Encumbrance being created or imposed upon or with respect to any of the property or assets owned or used by the Company. All consents, approvals or authorizations of or declarations, filings or registrations with any Person required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement are set forth on Schedule 9 of the Disclosure Schedule and will be obtained or made, as applicable, by Sellers before the Closing (except for the Articles of Merger and related Plan of Merger, which will be filed as provided in Article 1).

     Section 2.17. Contracts. Schedule 10 of the Disclosure Schedule sets forth (and includes a copy of) each Material Contract to which the Company is a party or by which the Company is bound or affected. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms. The Company and each other Person that is a party to a Material Contract has complied and is fully complying with the terms of the applicable Material Contract, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default under, any Material Contract.

     Section 2.18. Intellectual Property. Schedule 11 of the Disclosure Schedule sets forth all Intellectual Property Assets presently owned or used by the Company. Unless otherwise indicated on
Schedule 11, the Company will own the entire right, title and interest in and to such Intellectual Property Assets as of the Effective Time free and clear of all Encumbrances, and following the Effective Time the Company will have the right to use each Intellectual Property Asset without payment to any other Person. There is no infringement of or unlawful use by any Person of any of the Company's Intellectual Property Assets, and the Company has not infringed or unlawfully used any Intellectual Property Assets of any other Person. Schedule 11 also sets forth a list of all Contracts relating to Intellectual Property Assets to which the Company is a party or by which the Company is bound or affected. None of the Company's Intellectual Property Assets is subject to any pending or to Sellers' Knowledge Threatened claim or challenge, and there is no valid basis for asserting any claim or challenge. The Intellectual Property Assets are all those necessary for the operation of the Company's business as presently conducted and are sufficient in form and quality so that following the Effective Time the Company can design, produce, manufacture, assemble and sell the products and provide the services presently sold or provided by the Company in a manner that meets applicable specifications and conforms to commercially acceptable quality standards.

     Section 2.19. Insurance. Schedule 12 of the Disclosure Schedule contains a list of all policies of liability, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability and other forms of insurance owned or maintained by the Company, including for each policy: the name of the insurer; the amount of coverage; the type of insurance; the policy number; the renewal or expiration date; and all pending claims under the policy. All of the insurance policies listed on Schedule 12 are outstanding and in full force, all premiums with respect to the policies are currently paid and all duties of the insureds under the policies have been fully discharged.

     Section 2.20. No Illegal Payments. Neither the Company nor any other Person associated with or acting on behalf of the Company has used any Company funds for unlawful contributions, gifts, entertainment or other expenses or made any direct or indirect unlawful payments from Company funds or established or maintained any unlawful or unrecorded funds.

     Section 2.21. Customers and Suppliers. Listed on Schedule 13 of the Disclosure Schedule are the ten largest customers and suppliers of the Company (by dollar volume) in terms of sales or purchases for the twelve months ended August 31, 1997 and 1996, showing for each period the approximate total sales to each customer and purchasers from each supplier. There has not been any adverse change in the business relationship of the Company with any customer or supplier listed on
Schedule 13 nor, to Sellers' Knowledge, could an adverse change reasonably be anticipated as a result of the consummation of the transactions contemplated by this Agreement.

     Section 2.22.  Product Warranties and Liabilities.  Set forth on
Schedule 14 of the Disclosure Schedule are all warranties applicable to products sold or services provided by the Company. Except as disclosed on Schedule 14, there are no claims against the Company to return products in excess of an aggregate of $5,000 by any one purchaser, or $10,000 for all purchasers considered collectively, by reason of alleged overshipments, defective merchandise or otherwise, and there is no Proceeding pending or to Sellers' Knowledge Threatened against the Company under any warranty nor is there any basis upon which any claim could validly be made. Schedule 14 also summarizes all product liability claims that have been asserted against the Company during the five years preceding the date of this Agreement.

     Section 2.23.  Certain Relationships.  Except as disclosed on
Schedule 15 of the Disclosure Schedule, neither Sellers nor any Related Person is an owner, shareholder, creditor, director, agent, consultant or employee of, or lender to, any Person engaged in a business that acts as a supplier of any goods or services to the Company or any part of which is in actual or potential competition with the Company. Without limiting the foregoing, Schedule 15 of the Disclosure Schedule describes the Company's present business relationships with Software Functions and Training Partners. The Company does not have any outstanding indebtedness to Sellers or any Related Person, and neither Sellers nor any Related Person has any outstanding indebtedness to the Company.

     Section 2.24. Permits and Licenses; Compliance with Legal Requirements. All Governmental Authorizations necessary for the Company to carry on its business as presently conducted are identified on Schedule 16 of the Disclosure Schedule and have been timely obtained, are in full force and effect and have been complied with. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and no suspension or cancellation of any Governmental Authorization has been Threatened or could result by reason of the transactions contemplated by this Agreement. The Company is not subject to, nor has it been Threatened with, any Adverse Consequence as the result of a failure to comply with any Legal Requirement applicable to it or the conduct or operation of its business or the ownership or use of any of its properties or assets, and no event has occurred or circumstance exists (with or without notice or lapse of time) that may give rise to any such Adverse Consequence. The Company is presently, and during all applicable limitations periods has been, in full compliance with all applicable Legal Requirements.

     Section 2.25. No Broker's Fees. Neither Sellers, the Company nor anyone acting on Sellers' or the Company's behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which DTG, Sub or the Surviving Corporation could be liable.

     Section 2.26. Investment Intent. Sellers are acquiring the DTG Common Stock for their own accounts and not with a view to their distribution within the meaning of the Securities Act of 1933. Sellers have no plan or intention to sell or otherwise dispose of the shares of DTG Common Stock to be received by them in the Merger.

     Section 2.27. Accuracy of Statements. No representation or warranty made by Sellers or the Company in this Agreement, the Disclosure Schedule or any statement, certificate or schedule fur-nished, or to be furnished, to DTG or Sub pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.


       ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF DTG AND SUB

          DTG and Sub represent and warrant to Sellers and the Company as follows:

     Section 3.1. Organization and Standing of DTG and Sub. DTG is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of South Dakota.

     Section 3.2.  Authorization and Enforceability.  Each of DTG and
Sub has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon DTG and Sub and is enforceable against DTG and Sub in accordance with its terms. Subject to the approval of the Rural Telephone Finance Cooperative ("RTFC"), neither the execution and delivery of this Agreement by DTG and Sub nor the consummation by DTG and Sub of the transactions contemplated hereby violates or conflicts with or constitutes a default under any term or provision of certificate or articles incorporation or bylaws of DTG and Sub or any contract or indenture to which either is a party, or any other restriction of any kind or character to which DTG and Sub is a party or by which either is bound.

     Section 3.3. Investment Intent. DTG is acquiring the Shares for its own account and not with a view to their distribution within the meaning of the Securities Act of 1933.

     Section 3.4. No Broker's Fees. Neither DTG, Sub nor anyone acting on DTG or Sub's behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or the Company could become liable.


                 ARTICLE 4 - COVENANTS AND AGREEMENTS

          The Parties (as applicable) covenant and agree as follows:

     Section 4.1. Conduct Pending the Effective Time. From the date of this Agreement to the Effective Time, Sellers will cause the Company to conduct its operations and affairs only in the Ordinary Course of Business. Sellers will exercise their reasonable best efforts to preserve intact the present business organization and personnel of the Company and the goodwill of the Company with all persons having business dealings with it, and will cause the Company to comply with all Legal Requirements. From the date of this Agreement to the Effective Time, neither Sellers nor the Company will, without the prior written consent of DTG: (a) enter into any negotiations, discussions or agreements contemplating or respecting the acquisition of the Company by any Person other than DTG, whether through a sale of stock, a merger or consolidation, the sale of all or substantially all of the properties or assets of the Company, any type of recapitalization or otherwise; (b) take any action that would interfere with or prevent the timely consummation or performance of this Agreement; or (c) take any action that would constitute a Restricted Event or which would be inconsistent in any respect with any of the representations, warranties, covenants or obligations set forth in this Agreement, as if such representations, warranties, covenants or obligations were made at a time subsequent to such action.

     Section 4.2. Access and Investigation by DTG. From the date of this Agreement to the Closing, Sellers will give DTG and its Representatives full and free access to the Company's advisors, personnel, properties, contracts, books and records, and other documents and data for the purpose of completing DTG's investigation of the Company's business, properties and assets; provided, however, that (a) DTG will conduct its investigation in a manner that does not unreasonably interfere with the normal operations and employee relationships of the Company and (b) DTG will hold any information obtained from Sellers or the Company as part of its investigation in strict confidence and will return all such written information upon request. Before the

Closing, Sellers or an officer of the Company designated by Sellers will introduce a Representative designated by DTG to those material customers or suppliers of the Company as DTG may identify. During DTG's investigation, DTG will have the right to make copies of such materials as it deems appropriate.

     Section 4.3. Reasonable Best Efforts; Notice of Breach or Failure of Condition; Further Assurances. Each Party will use its or his reasonable best efforts to fulfill the conditions required to be fulfilled by it or him to bring about the timely consummation of the transactions contemplated by this Agreement. Each Party will give prompt notice to the other of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the satisfaction of any condition precedent to the obligations of either Party under this Agreement or the timely consummation of the transactions contemplated by this Agreement. After the Closing, each Party will take all such further actions, execute and deliver all such further documents and do all other acts and things as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the other documents referred to in this Agreement.

     Section 4.4. Non-Compete. In consideration of the consummation of the transactions contemplated by this Agreement and no further consideration, Sellers covenant and agree that they will not, for a period of three years from the Effective Time, compete, directly or indirectly, or participate, directly or indirectly, in the ownership, management, financing or control of, or act as a consultant or agent for, any Person which competes or plans to compete, directly or indirectly, with the business of the Company as conducted on or prior to the Effective Time. The geographic scope of the foregoing covenant is the state of South Dakota and each state contiguous thereto. Sellers further covenant and agree that, for the period specified, they will not induce any employee of the Company to leave the Company's employment or directly or indirectly assist any other Person in requesting or inducing any employee of the Company to leave the Company's employment. Finally, Sellers covenant and agree that they will not, from the date of this Agreement and forever afterward, use or disclose to any Person any proprietary, secret or confidential information of the Company, including customer names, sales and manufacturing information and business and trade secrets. If any court of competent jurisdiction finds that the time period of the foregoing covenants is too lengthy or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances. It is the Parties' intent to protect and preserve the business and goodwill of the Company to be acquired by DTG and thus the Parties agree and direct that the time period and scope of the covenants set forth in this Section 4.4 be the maximum permissible duration and size.

     Section 4.5. Excluded Assets. Before the Closing, the Company shall transfer title to the personal computer equipment and automobiles currently used by Sellers (as described in attached Exhibit B) to each individual Seller, as applicable, for no consideration.

     Section 4.6 Release of Sellers' Guaranties. Within 18 months after the Effective Time, the Surviving Corporation shall take all actions necessary to release each Seller from all personal guaranties given by the applicable Seller for obligations of the Company.

     Section 4.7 Affiliate Participation in 401(k) Plan. From and after the Effective Time, employees of Software Functions and Training Partners shall no longer participate in the Company's 401(k) plan and Sellers shall take all required steps prior to the Effective Time to eliminate such employees from participation. The Company shall not be responsible for any contributions to the 401(k) plan with respect to such employees.


             ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE

     Section 5.1. Conditions to Obligation of DTG and Sub. DTG's and Sub's obligation to consummate the Merger and to take the other actions required to be taken by DTG or Sub at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by DTG, in whole or in part):

          (a)  The representations and warranties set forth in
     Article 2 of this Agreement, individually and collectively, must have been accurate as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

          (b) Sellers and the Company must have performed and complied with all of their covenants and obligations under this Agreement in all material respects;

          (c) Sellers must have delivered to DTG in form reasonably acceptable: (i) a written opinion of Sellers' and the Company's legal counsel; (ii) a certificate stating that the conditions specified in Sections 5.1(a) and (B) have been satisfied; (iii) a letter of resignation and release of claims from each director and officer of the Company; and
     (iv) such other certificates, instruments or documents as DTG may reasonably request;

          (d) There must not be any Proceeding or Order pending or Threatened or any Legal Requirement in effect which would prevent the consummation of any of the transactions contem-plated by this Agreement or which could result in any Adverse Consequence against DTG or the Company if the transactions contemplated by this Agreement were consummated;

          (e) Except as contemplated by this Agreement, there shall have been no material adverse change in the Company's condition, business, or operations, financial or otherwise, from the date of this Agreement to the Closing Date.

          (f) All authorizations, consents, and approvals by any third parties, including any Governmental Authorization from any Governmental Body and necessary consents from the RTFC, that are necessary for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect. All necessary filings, declarations, and notices of DTG, Sub, the Company and Sellers with or to third parties shall also have been made or given. In particular, Sellers shall have received a written consent to the Merger from the Company's franchisor, Synnex, Inc., and Sellers and the Company shall have complied in all other respects with the terms of the franchise agreement with respect to the Merger;

          (g) The Company must have entered into the following agreements on terms reasonably acceptable to DTG: (i) a new lease for the premises currently occupied by the Company;
     (ii) an employment agreement with each Seller (Gery Baar's employment agreement will be with DTG); and (iii) an agreement concerning the Company's business relationship with Software Functions and Training Partners from and after the Effective Time;

          (h) DTG must have entered into a standstill agreement with each Seller with respect to shares of DTG Common Stock to be received in connection with the Merger on terms substantively identical to the existing standstill agreements of Sellers covering shares of DTG Common Stock currently held by Sellers; and

          (i) DTG must be satisfied with the results of its investigation of the Company's business, properties and assets, including its review of the Disclosure Schedule to be delivered pursuant to Section 2.1, and this Agreement and the transactions contemplated by this Agreement must have been approved and authorized by DTG's board of directors.

     Section 5.2. Conditions to Obligation of Sellers and the Company. Sellers' and the Company's obligation to consummate the Merger and to take the other actions required to be taken by Sellers or the Company at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

          (a)  The representations and warranties set forth in
     Article 3 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

          (b) DTG and Sub must have performed and complied with all of its covenants and obligations under this Agreement in all material respects;

          (c) DTG must have delivered to Sellers in form reasonably acceptable: (i) a written opinion of DTG's legal counsel; (ii) a certificate stating that each of the conditions specified in Sections 5.2(a) and (B) have been satisfied; and (iii) such other certificates, instruments or documents as Sellers may reasonably request;

          (d) There must not be any Proceeding or Order pending or Threatened or any Legal Requirement enacted since the date of this Agreement which would prevent the consummation of any of the transactions contemplated by this Agreement;

          (e) All authorizations, consents, and approvals by any third parties, including any Governmental Authorization from any Governmental Body, that are necessary for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect. All necessary filings, declarations, and notices of DTG, Sub, the Company and Sellers with or to third parties shall also have been made or given. In particular, Sellers shall have received a written consent to the Merger from the Company's franchisor, Synnex, Inc., and Sellers and the Company shall have complied in all other respects with the terms of the franchise agreement with respect to the Merger;

          (f) The Company must have entered into the following agreements on terms reasonably acceptable to Sellers: (i) a new lease for the premises currently occupied by the Company; and (ii) an employment agreement with each Seller (Gery Baar's employment agreement will be with DTG); and

          (g) DTG must have entered into (i) a registration rights agreement providing the applicable Seller with piggyback registration rights for a period of 3 years after the Effective Time for the purpose of registering shares of DTG's Common Stock to be received by the Seller in connection with the Merger; and (ii) an agreement concerning the Company's business relationship with Software Functions and Training Partners from and after the Effective Time.


                        ARTICLE 6 - TERMINATION

     Section 6.1. Termination Events. This Agreement may be terminated by mutual consent of the Parties or by notice given before or at the Closing:

          (a) By DTG or Sellers if a material Breach of any provision of this Agreement has been committed by the other Party (DTG and Sub, on one hand, and Sellers and the Company, on the other hand, being deemed a single Party for purposes of this Section 6.1 (A)) and the Breach has not been waived;

          (b) By DTG if any of the conditions in Section 5.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of DTG or Sub to comply with their obligations under this Agreement) and DTG has not waived the condition on or before the Closing Date;

          (c) By Sellers if any of the conditions in Section 5.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers or the Company to comply with their or its obligations under this Agreement) and Sellers have not waived the condition on or before the Closing Date; or

          (d) By either Party if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its or his obligations under this Agreement) on or before December 31, 1997, or such later date as the Parties may agree upon.

     Section 6.2. Effect of Termination. Each Party's right of termination under Section 6.1 is in addition to any other rights it or he may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties under this Agreement will terminate. If this Agreement is terminated by a Party because of a Breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its or his obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired. DTG's confidentiality undertakings set forth in Section 4.2 will survive any termination of this Agreement.


                      ARTICLE 7 - INDEMNIFICATION

     Section 7.1. Indemnification and Reimbursement by Sellers. From and after the Effective Time, Sellers, jointly and severally, will indemnify and hold harmless DTG, the Surviving Corporation and their respective Representatives and affiliates, and will reimburse DTG, the Surviving Corporation and their respective Representatives and affiliates, for all Adverse Consequences arising from or related to
(a) any Breach by Sellers or the Company of any representation, warranty, covenant or obligation of Sellers or the Company in this Agreement or any other certificate or instrument delivered by Sellers or the Company to DTG or Sub pursuant to this Agreement; and (b) the enforcement of indemnification rights under this Article 7.

     Section 7.2. Indemnification and Reimbursement by the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless Sellers, and will reimburse Sellers, for all Adverse Consequences arising from or related to (a) any Breach by DTG or Sub of any representation, warranty, covenant or obligation of DTG or Sub in this Agreement or any other certificate or instrument delivered by DTG and Sub to Sellers pursuant to this Agreement, and (b) the enforcement of indemnification rights under this Article 7.

     Section 7.3.  Indemnification Procedures.

          (a)  Third-Party Claims.

               (i) Promptly after receipt by a Person entitled to be indemnified under this Article 7 (an "Indemnified Party") of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against a Party (an "Indemnifying Party") under this Article 7, give notice to the Indemnifying Party of the commencement of such Proceeding. The failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party except to the extent that the defense of such action was irreparably and materially prejudiced by the Indemnifying Party's failure to provide prompt notice.

               (ii) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying

     Party of the commencement of such Proceeding, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) the Indemnifying Party fails to provide reasonable assurances to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement; and (C) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within ten days give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

               (iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such

     Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

               (iv) The Parties will make available to each other and each other's legal counsel and other professional advisors all of its or his books and records relating to a third-party claim and each Party will render to the other assistance as may be reasonably required in order to insure the proper and adequate defense of a third-party claim.

               (v) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

          (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

     Section 7.4. Set-Off. Each Indemnified Party may, as one of its remedies to effect indemnification under this Article 7, withhold or cause to be withheld and set-off amounts payable following the Closing to the Indemnifying Party. If there is a good faith dispute as to whether indemnification is proper in any particular instance, offset will not be effected until such dispute is resolved.

     Section 7.5. Basket. Neither Sellers nor the Surviving Corporation will have any liability under this Article 7 with respect to claims of Breach of the representations and warranties set forth in this Agreement until the aggregate amount of all Adverse Consequences relating to Breaches of such representations and warranties exceeds $64,000, and then only for the amount by which such Adverse Consequences exceed $64,000 (the "Basket"); provided that no Basket shall be applicable, and there shall be first dollar indemnity, for claims under Sections 2.3, 2.25 or 3.4 of this Agreement or in the event of fraud or an intentional Breach.



                        ARTICLE 8 - DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 8:

     "Adverse Consequence" means any loss, cost, liability (including any Environmental Liability), penalty, Tax, claim, damage, expense

(including cost of investigation, defense, settlement and reasonable attorneys' and other professional fees), responsibility, disability, remedial action or diminution of value.

     "Accounts Receivable" has the meaning set forth in Section 2.13 of this Agreement.

     "Applicable Contract" means any Contract (a) under which the Company has or may acquire any rights; (b) under which the Company is or may become subject to any obligation or liability; or (c) by which the Company or any of the property or assets owned or used by the Company is or may become bound.

     "Balance Sheet" has the meaning set forth in Section 2.4 of this Agreement.

     "Basket" has the meaning set forth in Section 7.5 of this Agreement.

     "Breach" means, as to any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument or document delivered pursuant to this Agreement, (a) any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, in either case regardless of whether deliberate, reckless, negligent, innocent or unintentional.

     "Closing" has the meaning set forth in Section 1.3 of this Agreement.

     "Closing Date" means the date and time as of which the Closing actually takes place.

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Disclosure Schedule" has the meaning set forth in Section 2.1 of the Agreement.

     "DTG" has the meaning set forth in the first paragraph of this Agreement.

     "DTG Common Stock" means the common stock, no par value, of DTG.

     "Effective Time" has the meaning set forth in Section 1.4 of this Agreement.

     "Employee Benefit Plan" means any "employee pension benefit plan" or "employee welfare benefit plan" as defined under ERISA, any incentive compensation plan, benefit plan for retired employees, plan or Contract providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance or retirement benefits of any nature, in each case whether written or oral.

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "Environmental Law" means any Legal Requirement designed: (a) to advise appropriate authorities, employees and the public of intended, threatened or actual releases of pollutants or hazardous substances or materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
(b) to prevent or acceptably minimize the release or emission of pollutants or hazardous substances or materials into the Environment;
(c) to reduce the quantities, prevent the release and minimize the hazardous characteristics of wastes that are generated; (d) to regulate the generation, treatment, storage, handling or disposal of hazardous substances; (e) to assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(f) to protect resources, species or ecological amenities; (g) to acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
(h) to clean up pollutants that have been released, prevent the threat of release or pay the costs of such clean up or prevention; (i) to make responsible parties pay private parties, or groups of them, for damages done to their health or Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets; or (j) to regulate in any manner the potential impact of an activity on the Environment.

     "Environmental Liability" means any Adverse Consequence arising from or relating to Environmental Law or Occupational Safety and Health Law with respect to acts or omissions by the Company or any predecessor or affiliate or conditions in existence or events or circumstances having occurred, in each case on or before the Closing Date, including (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products); and (b) any responsibility for response costs, corrective action or actions to achieve compliance, including any cleanup, removal, containment or other remediation or response action ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. <Section> 9601 et seq., as amended, or any similar state law.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Financial Statements" has the meaning set forth in Section 2.4 of this Agreement.

     "GAAP" means generally accepted United States accounting principles.

     "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government;
(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Indemnified Party" has the meaning set forth in Section 7.3 of this Agreement.

     "Indemnifying Party" has the meaning set forth in Section 7.3 of this Agreement.

     "Intellectual Property Assets" include all (a) legal names of Persons, fictional business names, trading names, registered and unregistered trademarks, service marks and applications; (b) patents and patent applications; (c) copyrights both in published works and unpublished works; (d) rights in mask works; and (e) know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, specifications, bills of material, blue prints and other similar data.

     "Interim Financial Statements" has the meaning set forth in
Section 2.4 of this Agreement.

     "IRS" means the Internal Revenue Service.

     "Knowledge" means actual awareness of a particular fact or other matter or awareness that a prudent individual could be expected to obtain in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law (including any Environmental Law or Occupational Safety and Health
Law), ordinance, principle of common law, statute, code, regulation, rule or treaty.

     "Material Contract" means any Applicable Contract: (a) that involves performance of services or delivery of goods or materials by or to the Company of an amount in excess of $64,000; (b) that involves expenditures or receipts by or of the Company in excess of $20,000;
(c) that relates to the ownership, sale or use of real or personal property, except those relating to personal property having a value per item or aggregate payments of less than $20,000 and with a term of less than one year; (d) that relates to Intellectual Property Assets;
(e) that involves the sharing of profits, losses, costs or liabilities by the Company with any other Person or by any other Person with the Company; (f) that provides for payments to or by any Persons based on sales, purchases or profits, other than direct payments for goods;
(g) that grants a power of attorney; (h) that was entered into other than in the Ordinary Course of Business and contains or provides for an undertaking by the Company to be responsible for consequential damages; (i) that relates to capital expenditures in excess of $64,000; (j) that limits the freedom of the Company to compete in any line of business or geographic area; (k) that contains a guaranty by the Company of performance or payment by another Person; (l) that relates to indebtedness for borrowed money or that creates an Encumbrance in any of the Company's properties or assets; (m) that relates to the length, duration or condition of employment or the termination thereof and which cannot be terminated by the Company on notice without liability; and any non-compete or similar agreement of which the Company is a beneficiary; and (n) that amends, supplements or modifies any of the foregoing.

     "Merger" has the meaning set forth in the preamble of this Agreement.

     "Multi-Employer Retirement Plan" has the meaning set forth in
Section 3(37)(A) of ERISA.

     "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private, designed to provide safe and healthful working conditions.

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" means in accordance with the usages of trade prevailing in the industry in which the Company operates and in accordance with the Company's historical and customary day-to-day practices with respect to the activity in question.

     "Organizational Documents" means the complete charter and the bylaws of the Company, including all amendments.

     "Party" or "Parties" has the meaning set forth in the first paragraph of this Agreement.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Related Person" means with respect to a particular individual:
(a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family; (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner,
executor or trustee (or in a similar capacity).   For purposes of this
definition, (a) the "Family" of an individual includes (i) the individual; (ii) the individual's spouse; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual; and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13D-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

     "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

     "Restricted Event" means (a) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (b) any amendment of the Organizational Documents;
(c) any payment or increase of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee;
(d) the adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees of the Company;
(e) any damage to or destruction or loss of any property or assets of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company; (f) the entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract or transaction involving a total remaining commitment by the Company of more than $10,000; (g) any sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any property or asset of the Company or the imposition of any Encumbrance on any material property or asset of the Company, including the sale, lease or disposition of any Intellectual Property Asset; (h) the cancellation or waiver of any claims or rights with a value to the Company in the aggregate in excess of $10,000;
(i) any material change in the accounting methods used by the Company; or (j) any agreement or commitment, whether written or oral, to do any of the foregoing.

     "Sellers" has the meaning set forth in the first paragraph of this Agreement.

     "Shares" means the issued and outstanding shares of the Company's common stock, $10.00 par value each.

     "Sub" has the meaning set forth in the first paragraph of this Agreement.

     "Surviving Corporation" has the meaning as set forth in Section
1.1 of the Agreement.

     "Tax" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

     "Tax Return" means any return (including, without limitation, any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or reported to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threatened" means, as to any claim, Proceeding, dispute, action or other matter, that a demand or statement has been made (orally or in writing), a notice has been given (orally or in writing) or an event has occurred or some other circumstance exists that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.


                          ARTICLE 9 - GENERAL

     Section 9.1. Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by any Party to this Agreement will survive the Closing and any investigation at any time made by or on behalf of the other Party before or after the Closing. No investigation by or Knowledge of DTG, Sub or their Representatives will affect in any manner the representations, warranties, covenants or agreements of Sellers set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or DTG's or Sub's right to rely thereon, and such representations, warranties, covenants and agreements will survive any such investigation. The representations and warranties of the Parties set forth in this Agreement shall expire on the third anniversary of the Effective Time except for the representations and warranties set forth in Sections 2.7 and 2.24, which shall survive for the applicable statute of limitations periods, and the representations and warranties set forth in Sections 2.3 and 2.16, which shall survive forever.

     Section 9.2. Binding Effect; Benefits; Assignment. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the heirs and legal representatives of Sellers and the successors and authorized assigns of DTG, Sub and the Company. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the Parties and their respective heirs, legal representatives, successors and assigns. Neither Party will assign any of its or his respective rights or obligations under this Agreement to any other Person without the prior written consent of the other Party, except that DTG or Sub may assign their rights to a direct or indirect subsidiary of DTG or Sub.

     Section 9.3. Entire Agreement. This Agreement, and the exhibits and schedules to this Agreement (including the Disclosure Schedule), and the agreements referred to in this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or in the documents referred to in this Agreement, and neither Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     Section 9.4. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance.
The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any condition or of any Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any Breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

     Section 9.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of South Dakota as applicable to contracts made and to be performed in the state of South Dakota without regard to conflicts of laws principles.

     Section 9.6. Public Disclosure. Except as may be required by applicable law or the rules of any national securities exchange, neither Party will make any public disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

     Section 9.7. Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by facsimile with confirmation, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

   (a)  If to DTG or Sub (or after the       with a copy to:
        Effective Time the Surviving
         Corporation):

        DTG DataNet, Inc.                    Warner Norcross & Judd LLP
        c/o Dakota Telecommunications        900 Old Kent Building
          Group, Inc.                        111 Lyon St. N.W.
        P.O. Box 66                          Grand Rapids, Michigan 49503-2487
        Highway 46
        Irene, South Dakota 57037
        Telephone:  605/263-3301             Telephone:  616/752-2000
        Facsimile:  605/263-3844             Facsimile:  616/752-2510
        Attention:  Craig A. Anderson        Attention:  Tracy T. Larsen

   (b)  If to Sellers (or prior to the       with a copy to:
          Effective Time the Company):

        Mr. Gery Baar                        Woods, Fuller, Schultz & Smith
        4401 E. Tomar Road                   300 S. Phillips Avenue, Suite 300
        Sioux Falls, South Dakota 57105-7030 Sioux Falls, South Dakota 57104
        Telephone:  605/331-4820             Telephone: 605/336-3890
        Facsimile:  605/338-7130             Facsimile: 605/339-3357
                                             Attention:  Bradley C. Grossenburg
        and

        Mr. Doug English
        909 E. Plum Creek Road
        Sioux Falls, South Dakota 57105-7048
        Telephone:  605/332-3451
        Facsimile:  605/338-7130

Either Party may change its address, telephone number of facsimile number by prior written notice to the other Party.

     Section 9.8. Counterparts. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

     Section 9.9. Expenses. Each Party will pay its or his own respective expenses, costs and fees (including attorneys' and accountants' fees) incurred in connection with the negotiation, prepa-ration, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and none of such expenses, costs or fees will be paid by the Company.

     Section 9.10. Severability. Any provision, or clause of any provisions, of this Agreement that may be found to be contrary to South Dakota law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement.

     Section 9.11. Headings; Construction; Time of Essence. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the word "including" whenever used in this Agreement does not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          The Parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.

                                   DAKOTA TELECOMMUNICATION
                                     GROUP, INC.

                                   By /s/Craig A. Anderson

                                      Its  Executive Vice President

                                                            "DTG"

                                   DTG DATANET, INC.

                                   By  /s/Craig A. Anderson

                                       Its  Executive Vice President

                                                            "Sub"

                                   FUTURISTIC, INC.


                                   By  /s/Gery Baar

                                       Its  President
                                                       "Company"


                                    /s/Gery Baar
                                   Gery Baar

                                    /s/Douglas English
                                   Doug English
                                                        "Sellers"

                                EXHIIBIT A

                            ARTICLES OF MERGER

                                    OF

                            DTG DATANET, INC.,
                       a South Dakota Corporation

                               WITH AND INTO

                             FUTURISTIC, INC.
                       a South Dakota Corporation

          Pursuant to the provisions of Section 47-6-6 of the South Dakota Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

                                 ARTICLE I

          The Plan of Merger is attached hereto as Exhibit A and is incorporated herein by reference.

                                ARTICLE II

     (a) DTG DataNet, Inc. has 1,000 outstanding shares of Common Stock, no par value per share, and no outstanding shares of any other class.

     (b)  Futuristic, Inc. has 4,000 outstanding shares of Common
          Stock, $10.00 par value per share, and no outstanding shares of any other class.

                                ARTICLE III

     (a) The Plan of Merger was duly approved by the sole shareholder of DTG DataNet, Inc. and by its Board of Directors on November 25, 1997. All outstanding shares of DTG DataNet, Inc. Common Stock were voted in favor of the Plan of Merger.

     (b) The Plan of Merger was duly approved by the shareholders of Futuristic, Inc. and by its Board of Directors on November 26, 1997. All outstanding shares of Futuristic, Inc. were voted in favor of the Plan of Merger.


                                ARTICLE IV

          The Plan of Merger is effective as of the date and time that the South Dakota Secretary of State issues a Certificate of Merger concerning the transactions described in the Plan of Merger.

                                 ARTICLE V

          The surviving corporation is Futuristic, Inc., a South Dakota corporation, which, after the merger, will continue its corporate existence under the name "Futuristic, Inc."

                                ARTICLE VI

          The executed Plan of Merger is on file at the principal place of business of DTG DataNet, Inc., located at East Highway 46, Irene, South Dakota 57037.

                                ARTICLE VII

          A copy of the Plan of Merger will be furnished by DTG DataNet, Inc. on request and without cost to any shareholder of DTG DataNet, Inc. or Futuristic, Inc. or whose shares are involved in the merger.



           [The remainder of this page is intentionally left blank.]





























                                 Exhibit A-2

Dated:  November 26, 1997               DTG DATANET, INC.



                                        /s/Craig. A. Anderson

                                        By: Craig A. Anderson

                                        Its Executive Vice President


STATE OF SOUTH DAKOTA    )
                         ) : ss
COUNTY OF MINNEHAHA      )

          On this, the 26th day of November, 1997, before me, the undersigned officer, personally appeared Craig Anderson, who acknowledged himself to be the Executive Vice President of DTG DataNet, Inc., a corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as Executive Vice President.

          IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                        /s/Elizabeth A. Lewis

                                        Notary Public, State of South Dakota,
                                        County of Minnehaha
                                        My Commission expires: August 24, 2002



















                                 Exhibit A-3

Dated:  November 26, 1997               FUTURISTIC, INC.



                                        /s/Gery Baar

                                        By: Gery Baar

                                        Its President


STATE OF SOUTH DAKOTA    )
                         ) :ss
COUNTY OF MINNEHAHA      )


          On this, the 26th day of November, 1997, before me, the undersigned officer, personally appeared Gery Baar, who acknowledged himself to be the President of Futuristic, Inc., a corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as President.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                        /s/Elizabeth A. Lewis

                                        Notary Public, State of South Dakota,
                                        County of Minnehaha
                                        My Commission expires: August 24, 2002



















                                 Exhibit A-4

                                 EXHIBIT A

                              PLAN OF MERGER

                             DTG DATANET, INC.
                           AND FUTURISTIC, INC.

          THIS PLAN OF MERGER has been entered into as of November 26, 1997, by and between DTG DATANET, INC., a South Dakota corporation, and FUTURISTIC, INC., a South Dakota corporation.

          The Boards of Directors of DTG DataNet, Inc. and Futuristic, Inc., deem it to be in the best interests of their respective corporations and shareholders to merge DTG DataNet, Inc. with and into Futuristic, Inc. pursuant to the provisions of the laws of the State of South Dakota.

          Accordingly, DTG DataNet, Inc., shall be merged with and into Futuristic, Inc. upon the following terms and conditions:


                                 ARTICLE I

          DTG DataNet, Inc. and Futuristic, Inc. ("Constituent
Corporations") shall be merged into a single corporation in accordance with the provisions of the laws of the State of South Dakota by merging DTG DataNet, Inc. into Futuristic, Inc., which shall survive the merger.


                                ARTICLE II

          When the merger shall become effective in accordance with and as provided in the provisions of this Plan and the applicable provisions of the laws of the State of South Dakota (such time being referred to as the "Effective Time of the Merger"):

     1. The Constituent Corporations shall be a single corporation which shall be Futuristic, Inc. (the "Surviving Corporation"), and the separate existence of DTG DataNet, Inc. shall cease.

     2. At and after the Effective Time of the Merger, the Surviving Corporation shall have all the rights, privileges, immunities and powers and be subject to all the duties and liabilities of a business corporation under South Dakota law and shall have and possess all the rights, privileges, immunities and franchises, public or private, of each of the Constituent Corporations.

     3. All property, real, personal and mixed; all debts due on whatever account, including subscriptions to shares; all rights of action; and all other assets or interests of any description of or belonging to or due to each of the Constituent Corporations shall be considered to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired because of such merger.

     4. At and after the Effective Time of the Merger, the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations and all debts, liabilities and duties of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred and/or contracted by it; a claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if such merger had not taken place or the Surviving Corporation may be substituted in the place of such Constituent Corporation; and the rights of creditors and any lien upon the property of either of the Constituent Corporations shall not be impaired by such merger.

     5. All agreements of DTG DataNet, Inc., which were valid and effective immediately prior to the Effective Time of the Merger shall be taken as the agreements of the Surviving Corporation and shall be as effective and binding on the Surviving Corporation as the same were with respect to DTG DataNet, Inc.

     6. The Bylaws of DTG DataNet, Inc. as existing and constituted at the Effective Time of the Merger shall be and constitute the Bylaws of the Surviving Corporation until they are altered, amended or repealed.

     7. The directors of DTG DataNet, Inc. at the Effective Time of the Merger shall be and constitute the directors of the Surviving Corporation until their successors are elected in accordance with law and the provisions of the Bylaws of the Surviving Corporation.

     8. The officers of DTG DataNet, Inc. in office at the Effective Time of the Merger shall be and constitute the officers of the Surviving Corporation until their successors are elected or they are removed from office by the Board of Directors of the Surviving Corporation in accordance with law and the provisions of the Bylaws of the Surviving Corporation.


                                ARTICLE III

          At and after the Effective Time of the Merger, and until further amended as provided by law, the Articles of Incorporation of Futuristic, Inc. shall constitute the corporate charter of the Surviving Corporation until they are amended.

                                ARTICLE IV

          The manner and basis of converting the shares of each of the Constituent Corporations into shares of the Surviving Corporation are as follows:

          (a) CONVERSION OF FUTURISTIC SHARES. At the Effective Time of the Merger each of the shares of Futuristic, Inc. ("Futuristic Shares") outstanding immediately before the Effective Time of the Merger will automatically become and be converted into the right to receive forty (40) validly issued, fully paid and nonassessable shares of Common Stock, no par value of Dakota Telecommunications Group, Inc., a Delaware corporation ("DTG" and such shares being the "DTG Common Stock") subject to additional terms as may be agreed to by DTG and the holders of the Futuristic Shares.

          (b)  CONVERSION OF DTG DATANET COMMON STOCK.  At the
     Effective Time of the Merger, each share of DTG DataNet, Inc.'s common stock, no par value per share ("DataNet Shares"), outstanding immediately before the Effective Time of the Merger shall be converted into and become one fully paid and non-assessable share of Common Stock, $10.00 par value of the Surviving Corporation, and such shares shall constitute all of the outstanding capital stock of the Surviving Corporation as of such date.

          (c) EXCHANGE OF FUTURISTIC CERTIFICATES. At the Effective Time of the Merger, holders of Futuristic Shares will surrender their outstanding certificate or certificates representing the Futuristic Shares to DTG and receive in exchange therefor certificates representing the number of whole shares of DTG Common Stock into which the Futuristic Shares represented by the certificate or certificates so surrendered will have been converted as described above. The holders of Futuristic Shares outstanding immediately before the Effective Time of the Merger will have no rights as shareholders of Futuristic, Inc. as of the Effective Time of Merger and each certificate representing the Futuristic Shares will represent only the right to receive shares of DTG Common Stock. On and after the Effective Time of the Merger, there will be no transfer of DataNet Shares on the stock books of DTG DataNet, Inc. and ownership of DataNet Shares may be transferred only on the stock books of Futuristic, Inc.


                                 ARTICLE V

          At the Effective Time of the Merger: (a) the respective assets of DTG DataNet, Inc. and Futuristic, Inc. shall be taken up or continued on the books of the Surviving Corporation in the amounts at which such assets shall have been carried on their respective books immediately prior to the Effective Time of the Merger; and (b) the respective liabilities and reserves of DTG DataNet, Inc. and Futuristic, Inc. shall be taken up or continued on the books of the Surviving Corporation in the amounts at which such liabilities and reserves shall have been carried on their respective books immediately prior to the Effective Time of the Merger.


                                ARTICLE VI

          DTG DataNet, Inc. shall, from time to time, as and when requested by the Surviving Corporation or its successors or assigns, execute and deliver or cause to be executed and delivered such deeds, instruments, assignments or assurances as the Surviving Corporation may deem necessary or desirable to vest in and confirm to the Surviving Corporation title to and possession of any property or rights of DTG DataNet, Inc. acquired or to be acquired by reason of or as a result of this merger or otherwise to carry out the purposes of the Merger. The directors and officers of the Surviving Corporation are hereby fully authorized in the name of DTG DataNet, Inc. to execute any and all such deeds, instruments, assignments or assurances, or to take any and all such action.


                                ARTICLE VII

          This Plan of Merger shall be deemed and be taken to be the Plan of Merger of the Constituent Corporations upon the (a) approval thereof by the Boards of Directors and shareholders of DTG DataNet, Inc. and Futuristic, Inc. in accordance with the requirements of the laws of the State of South Dakota; and (b) the filing and recording of such documents and the doing of such acts and things as shall be required to accomplish the merger under the provisions of the applicable laws of the State of South Dakota.


                               ARTICLE VIII

          Notwithstanding any other provision of this Plan of Merger, this Plan of Merger may, subject to the laws of the State of South Dakota, be amended, abandoned or postponed by the Board of Directors of DTG DataNet, Inc. and Futuristic, Inc. at any time prior to the Effective Time of the Merger for any reason deemed appropriate by such Boards of Directors.


                                ARTICLE IX

          The Effective Time of the Merger shall be as of such date and time that the South Dakota Secretary of State issues a certificate of merger concerning the transactions described in this Plan of Merger.

                              EXHIIBIT B


                            EXCLUDED ASSETS



Gery Baar
1991 Audi
Deskjet 560C
US Robotics Modem
HP Vectra 515MCX w/33mb
HP 15" Monitor
HP Omnibook 4000
Epson
HP Vectra 5/90
Epson digital camera

Doug English
1993 Cadillac DeVille
Vectra 515MCX w/16mb
HP 15" monitor
Scanjet 4P Color
Deskjet 820CXI
Edutainment CD16
Vectra VL2 4/66 w/16mb
28.8 modem
HPO Omnibook 5500 CT






















                                   Exhibit B-1

                           TABLE OF CONTENTS

                                                                  Page

ARTICLE 1 - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . 1
     Section 1.1.   Merger of Sub with and into the Company. . . . . 1
     Section 1.2.   Shareholder Approval . . . . . . . . . . . . . . 1
     Section 1.3.   Closing. . . . . . . . . . . . . . . . . . . . . 1
     Section 1.4.   Effective Time . . . . . . . . . . . . . . . . . 2
     Section 1.5.   Effects of the Merger. . . . . . . . . . . . . . 2
     Section 1.6.   Surviving Corporation. . . . . . . . . . . . . . 2
     Section 1.7.   Conversion of Shares . . . . . . . . . . . . . . 2
     Section 1.8.   Conveyances to Surviving Corporation . . . . . . 2

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE
            COMPANY
     Section 2.1.   Disclosure Schedule. . . . . . . . . . . . . . . 3
     Section 2.2.   Organization and Good Standing.  . . . . . . . . 3
     Section 2.3.   Capitalization of the Company; Ownership . . . . 3
     Section 2.4.   Financial Statements . . . . . . . . . . . . . . 3
     Section 2.5.   Books and Records. . . . . . . . . . . . . . . . 4
     Section 2.6.   No Undisclosed Liabilities . . . . . . . . . . . 4
     Section 2.7.   Taxes. . . . . . . . . . . . . . . . . . . . . . 4
     Section 2.8.   No Material Adverse Change; Absence of Restricted
                    Events . . . . . . . . . . . . . . . . . . . . . 4
     Section 2.9.   Employees; Labor Relations . . . . . . . . . . . 5
     Section 2.10.  Employee Benefit Plans . . . . . . . . . . . . . 5
     Section 2.11.  Title to Properties; Encumbrances. . . . . . . . 6
     Section 2.12.  Condition and Sufficiency of Assets. . . . . . . 6
     Section 2.13.  Accounts Receivable. . . . . . . . . . . . . . . 6
     Section 2.14.  Inventory. . . . . . . . . . . . . . . . . . . . 6
     Section 2.15.  Litigation . . . . . . . . . . . . . . . . . . . 6
     Section 2.16.  Authorization and Enforceability; No Conflict
                    with Other Instruments or Proceedings. . . . . . 7
     Section 2.17.  Contracts. . . . . . . . . . . . . . . . . . . . 7
     Section 2.18.  Intellectual Property. . . . . . . . . . . . . . 7
     Section 2.19.  Insurance. . . . . . . . . . . . . . . . . . . . 8
     Section 2.20.  No Illegal Payments. . . . . . . . . . . . . . . 8
     Section 2.21.  Customers and Suppliers. . . . . . . . . . . . . 8
     Section 2.22.  Product Warranties and Liabilities . . . . . . . 8
     Section 2.23.  Certain Relationships. . . . . . . . . . . . . . 8
     Section 2.24.  Permits and Licenses; Compliance with Legal
                    Requirements . . . . . . . . . . . . . . . . . . 8
     Section 2.25.  No Broker's Fees . . . . . . . . . . . . . . . . 9
     Section 2.27.  Accuracy of Statements . . . . . . . . . . . . . 9

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF DTG AND SUB. . . . . . 9
     Section 3.1.   Organization and Standing of DTG and Sub . . . . 9
     Section 3.2.   Authorization and Enforceability . . . . . . . . 9

     Section 3.3.   Investment Intent. . . . . . . . . . . . . . . . 9
     Section 3.4.   No Broker's Fees . . . . . . . . . . . . . . . . 9

ARTICLE 4 - COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . .10
     Section 4.1.   Conduct Pending the Effective Time . . . . . . .10
     Section 4.2.   Access and Investigation by DTG. . . . . . . . .10
     Section 4.3.   Reasonable Best Efforts; Notice of Breach or
                    Failure of Condition; Further Assurances . . . .10
     Section 4.4.   Non-Compete. . . . . . . . . . . . . . . . . . .10
     Section 4.5.   Excluded Assets. . . . . . . . . . . . . . . . .11
     Section 4.6.   Release of Sellers' Guaranties . . . . . . . . .11
     Section 4.7.   Affiliate  Participation in 401(k) Plan. . . . .11

ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE. . . . . . . . . . . .11
     Section 5.1.   Conditions to Obligation of DTG and Sub. . . . .11
     Section 5.2.   Conditions to Obligation of Sellers and the
                    Company. . . . . . . . . . . . . . . . . . . . .12

ARTICLE 6 - TERMINATION. . . . . . . . . . . . . . . . . . . . . . .13
     Section 6.1.   Termination Events . . . . . . . . . . . . . . .13
     Section 6.2.   Effect of Termination. . . . . . . . . . . . . .14

ARTICLE 7 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . .14
     Section 7.1.   Indemnification and Reimbursement by Sellers . .14
     Section 7.2.   Indemnification and Reimbursement by the
                    Surviving Corporation  . . . . . . . . . . . . .14
     Section 7.3.   Indemnification Procedures . . . . . . . . . . .14
     Section 7.4.   Set-Off. . . . . . . . . . . . . . . . . . . . .16
     Section 7.5.   Basket . . . . . . . . . . . . . . . . . . . . .16

ARTICLE 8 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE 9 - GENERAL. . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 9.1.   Survival of Representations, Warranties,
                    Covenants and Agreements . . . . . . . . . . . .21
     Section 9.2.   Binding Effect; Benefits; Assignment . . . . . .21
     Section 9.3.   Entire Agreement . . . . . . . . . . . . . . . .22
     Section 9.4.   Amendment and Waiver . . . . . . . . . . . . . .22
     Section 9.5.   Governing Law. . . . . . . . . . . . . . . . . .22
     Section 9.6.   Public Disclosure. . . . . . . . . . . . . . . .22
     Section 9.7.   Notices. . . . . . . . . . . . . . . . . . . . .22
     Section 9.8.   Counterparts . . . . . . . . . . . . . . . . . .23
     Section 9.9.   Expenses . . . . . . . . . . . . . . . . . . . .23
     Section 9.10.  Severability . . . . . . . . . . . . . . . . . .23
     Section 9.11.  Headings; Construction; Time of Essence. . . . .23

EXHIBITS

Exhibit A--Articles of Merger and Related Plan of Merger
Exhibit B--Excluded Assets


DISCLOSURE SCHEDULE

Schedule  1--Organization and Standing of the Company
Schedule  2--Financial Statements
Schedule  3--Taxes
Schedule  4--Certain Changes or Events
Schedule  5--Employee Relations
Schedule  6--Employee Benefit Plans
Schedule  7--Real Property, Leaseholds or other interests
Schedule  8--Litigation
Schedule  9--Authorization and Enforceability; No Conflict
Schedule 10--Contracts
Schedule 11--Intellectual Property
Schedule 12--Insurance
Schedule 13--Customers and Suppliers
Schedule 14--Product Warranties and Liabilities
Schedule 15--Certain Relationships
Schedule 16--Permits and Licenses; Compliance with Law